EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We the firm of W.D. Von Gonten & Co. consents to the use of our name and the use of our report regarding Evolution Petroleum Corporation Estimated Proved Reserves and Future Net Revenues “as of July 1, 2005 through July 1, 2012” in the relevant pages of the Form 10-K of Evolution Petroleum Corporation for the fiscal year ended June 30, 2012.  We further consent to the incorporation by reference of information contained in our report as of August 6, 2012, in the Evolution Petroleum Corporation Registration Statement No. 333-152136 on Form S-8, Registration Statement No. 333-183746 on Form S-8 and Registration Statement No. 333-168107 on FormS-3.

Yours truly,

/S/ W.D. VON GONTEN & CO.

William D. Von Gonten, Jr.

President

TX#73244

September 12, 2012